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                              CLOVIS COMMUNITY BANK
                             1992 STOCK OPTION PLAN

1.    PURPOSE

      The purpose of the Clovis Community Bank 1992 Stock Option Plan (hereinafter the "Plan") is to provide a means whereby directors and certain employees of Clovis Community Bank (hereinafter the "Bank") may be given an opportunity to purchase shares of the Common Stock of the Bank (hereinafter the "Common Stock"). The Plan is intended to advance the interests of the Bank by encouraging stock ownership on the part of directors and employees, by enabling the Bank to secure and retain the services of highly qualified persons and by providing directors and employees with an additional incentive to make every effort to enhance the success of the Bank.

2.    STOCK SUBJECT TO OPTION

      Subject to adjustment as provided in Section 4(g) hereof, options may be granted by the Bank from time to time to purchase an aggregate of Three-Hundred Seventy-Four Thousand Four-Hundred Twelve (374,412) shares of the Bank's authorized but unissued Common Stock (the "Shares"). One-Hundred Thirty-Eight Thousand Two-Hundred Fifty (138,250) out of the Three-Hundred Seventy-Four Thousand Four-Hundred Twelve (374,412) Shares reserved for issuance under the Plan shall be reserved for issuance to nonemployee directors of the Bank in accordance with Section 4(a) hereof.

      If any option granted under the Plan shall terminate for any reason or expire before such option is exercised in full, the shares previously reserved for issuance upon exercise of such option shall again become available for grant pursuant to the Plan.

3.    PARTICIPANTS

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      Participants in the Plan shall be those directors, key full-time salaried employees and officers of the Bank to whom options may be granted from time to time by the Board of Directors or the Committee.

4.    GRANT, TERMS AND CONDITIONS OF OPTIONS

      Options may be granted at any time prior to the termination of the Plan to officers and key full-time salaried employees of the Bank who, in the judgment of the Board of Directors or the Stock Option Committee (as provided in Section 5, the "Committee"), contribute to the successful conduct of the operation of the Bank through their judgment, interest, ability and special efforts and to non-employee directors of the Bank; provided, however, that: (i) an eligible officer or employee shall not participate in the granting of his or her own option; (ii) the aggregate initial fair market value (determined as of the times the options are granted) of the stock that may be acquired by any one officer or employee pursuant to all incentive stock options granted under the Plan that are exercisable for the first time during any one calendar year (taking into account all incentive stock options under any stock option plans of the Bank, any of its affiliates, and any predecessor of any such corporation) shall not exceed $100,000; and (iii) except in the case of termination by death or disability or cause, as set forth in Section 4(d) below, in the case of an incentive stock option the granted option must be exercised by the optionee no later than three
(3) months after any termination of employment or status as an officer with the Bank and said employment or status as an officer must have been continuous since the granting of the option; and (iv) the total number of shares subject to options granted to any one optionee, at any one time, shall not exceed ten percent (10%) of the then issued and outstanding shares of Common Stock of the Bank. In addition, options granted pursuant to the Plan shall be subject to the following terms and conditions:


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      (a)   NON-EMPLOYEE DIRECTOR PARTICIPANTS. Fifty-Seven Thousand (57,000)
out of the Eighty-Four Thousand Four Hundred Twenty-Nine (84,429) Shares of the Bank's Common Stock reserved for issuance under the Plan shall be reserved for issuance and granted to each non-employee director of the Bank (a "Director") as follows:

            (i) Each Director who has previously received the grant of an option or options to purchase Six Thousand Eight Hundred Seventy-Five (6,875) shares of Common Stock under any prior stock option plan of the Bank (a "Previous Grant") as of the date of adoption of the Plan by the Board of Directors of the Bank (the "Commencement Date") shall be entitled to a grant of an option to purchase One Thousand One Hundred Twenty-Five (1,125) Shares, which option shall be granted within six (6) months of the Commencement Date, but shall not be exercisable until approval of the Plan by the shareholders of the Bank and satisfaction of the vesting period as provided in Section 4(a)(viii) hereof.

            (ii) Each Director who has not received a Previous Grant and has served as a Director of the Bank continuously for one (1) year or more on the Commencement Date shall be entitled to a grant of an option to purchase Two Thousand Six Hundred Sixty-Six (2,666) Shares for each such full year of service completed as of the Commencement Date (an "Initial Grant"), which option shall be granted within six (6) months of the Commencement Date, but shall not be exercisable until approval of the Plan by the shareholders of the Bank and satisfaction of the vesting period as provided in Article 4(a)(viii) hereof.

            (iii) On each anniversary date of the Commencement Date (the "Anniversary Date"), each Director who has been a Director continuously for the preceding year and who has not previously received one or more grants of options to purchase a total of Eight Thousand (8,000) Shares (including any Previous Grant) shall be entitled to a grant of an option


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to purchase Two Thousand Six Hundred Sixty-Six (2,666) Shares (an "Annual
Grant"), which option shall be granted within six (6) months of the Anniversary Date. Notwithstanding the foregoing, the maximum number of Shares for which options may be granted under the Plan to any Director (together with any Previous Grant to such Director) shall be Eight Thousand (8,000) Shares.

            (iv) The Committee shall determine the exact date on which options are to be granted (the "Date of Grant") within the six-month period following the Commencement Date and within the six-month period following each Anniversary Date, during the term of the Plan. All options required by this Section 4(a) of the Plan to be granted in any one (1) year shall be granted on a single date within each of said six-month periods.

            (v) In the event a Director who is entitled to an Initial Grant or Annual Grant on the Commencement Date or Anniversary Date, respectively, ceases to be a Director for any reason other than by reason of death of said Director prior to the Date of Grant, such Director shall not be entitled to receive such Initial Grant or Annual Grant.

            (vi) In the event of the death, prior to the Date of Grant, of a Director who is entitled to an Initial Grant or Annual Grant on the Commencement Date or Anniversary Date, respectively, the personal representative of said Director shall be entitled to receive the Initial Grant or Annual Grant to which said Director was entitled on such Commencement Date or Anniversary Date.

            (vii) No proration of an Annual Grant shall be made to any Director based on a partial year of service as a Director.

            (viii) With respect to each option granted under this Section 4(a), each Director shall agree to remain as a Director of the Bank and to render his or her services for a period of at


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least six (6) months from the respective Date of Grant, but such agreement shall not impose upon the Bank any obligation to retain the optionee as Director for any period. No option granted under this Section 4(a) may be exercised by any optionee unless and until the optionee has served continuously as a Director of the Bank for a period of six (6) months from the Date of Grant of such option (the "Vesting Period"), except as set forth in Sections 4(d) and 4(g) hereof. Upon the expiration of six (6) months from each respective Date of Grant, each option shall become immediately exercisable in full.

      (b) OPTION PRICE. The purchase price under each option shall be one hundred percent (100%) of the fair market value of the Shares subject thereto on the date the option is granted, as such value is determined by the Board of Directors or the Committee. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation Section 20.2031-2. If, however, an employee owns stock of the Bank possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Bank, the option price of any incentive stock option granted to such optionee shall be not less than 110 percent (110%) of such fair market value at the time such option is granted.

      (c) DURATION AND EXERCISE OF OPTIONS. Except for options granted pursuant to Section 4(a) hereof which shall vest as provided in Section 4(a) hereof, each option shall vest in such manner and be exercisable for a term up to, but not exceeding, ten (10) years from the date the option is granted as the Board of Directors or the Committee shall determine in its sole discretion; provided also, however, that the Board of Directors or the Committee may, in its sole discretion, accelerate the time of exercise of any option. If an employee owns stock of the Bank possessing more than ten percent (10%) of the total combined voting power of all classes of


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stock of the Bank, any incentive stock option shall vest in such manner and at such time up to but not exceeding five (5) years from the date the option is granted. The termination of the Plan shall not alter the maximum duration, the vesting provisions, or any other term or condition of any option granted prior to the termination of the Plan.

      With respect to incentive stock options granted to a participant under the Plan in any calendar year, the Bank may grant a participant incentive stock options to purchase Shares having more than $100,000 in initial aggregate fair market value (determined at the times the options are granted), subject to the $100,000 limitation set forth in this paragraph applicable to each year in which such options become first exercisable. The optionee may exercise, during a calendar year, an incentive stock option only to the extent that the aggregate initial fair market value of the Shares that may be acquired pursuant to the option (or portion thereof) and all other incentive stock options granted after 1986 that are first exercisable by the optionee during the calendar year does not exceed $100,000 (taking into account all incentive stock options granted under any stock option plan of the Bank or any affiliate of the Bank, or any predecessor of any such corporation). If permitted under regulations promulgated by the Treasury Department or by a ruling of the Internal Revenue Service, the optionee may choose, among the options granted under the Plan that are otherwise first exercisable by the optionee in a calendar year, those options the optionee wishes to exercise subject to the $100,000 limitation. If such a choice is not permitted (as determined by the Board of Directors or the Committee, in its sole discretion), the optionee may exercise an incentive stock option in a calendar year, either in whole or in part, only if the aggregate initial fair market value of the shares that the optionee may acquire under incentive stock options that were granted after 1986 prior to the first mentioned option and which become first exercisable in such year (without regard to the $100,000 limitation) does not exceed

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$100,000. If an optionee does not exercise an incentive stock option (or portion thereof) that is first exercisable in a calendar year under the $100,000 limitation, the optionee may exercise that option (or portion thereof) in subsequent years without regard to the $100,000 limitation.

      To the extent the right to purchase Shares has vested under a participant's stock option agreement, options may be exercised from time to time by delivering payment in full at the option price for the number of Shares being purchased in cash, or by certified check, official bank check, or the equivalent thereof acceptable to the Bank together with written notice to the Secretary of the Bank identifying the option or portion thereof being exercised and specifying the number of Shares for which payment is being tendered. The Bank shall deliver to the optionee, which delivery shall be not less than fifteen
(15) days and not more than thirty (30) days after the giving of such notice unless an earlier or later date shall be mutually agreed upon, without state transfer or issue tax to the optionee (or other person entitled to exercise the option) at the principal office of the Bank, or such other place as shall be mutually acceptable, a certificate or certificates for such Shares dated the date the options were validly exercised; provided, however, that the time of such delivery may be postponed by the Bank for such period as may be required for it with reasonable diligence to comply with any requirements of law. If an option covers incentive and nonstatutory stock options, separate stock certificates will be issued, one or more for incentive stock options and one or more for the nonstatutory stock options.

      (d) TERMINATION OF EMPLOYMENT OR OFFICER OR DIRECTOR STATUS. Upon the termination of an optionee's status as an employee or officer or director of the Bank, his or her rights to exercise an option then held shall be only as follows:

            (i) DEATH OR DISABILITY: If an optionee's employment or status as an officer or director is terminated by death or disability, such optionee or such optionee's qualified

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representative (in the event of the optionee's mental disability) or the optionee's estate (in the event of the optionee's death) shall have the right for a period of twelve (12) months following the date of such death or disability to exercise the option to the extent the optionee was entitled to exercise such option on the date of the optionee's death or disability, provided the actual date of exercise is in no event after the expiration of the term of the option.

      An optionee's "estate" shall mean the optionee's legal representative or any person who acquires the right to exercise an option by reason of the optionee's death.

            (ii) CAUSE: If an employee or officer is determined by the Board of Directors to have committed an act of embezzlement, fraud, dishonesty, breach of fiduciary duty to the Bank, or to have deliberately disregarded the rules of the Bank which resulted in loss, damage or injury to the Bank, or if an optionee makes any unauthorized disclosure of any of the secrets or confidential information of the Bank, induces any client or customer of the Bank to break any contract with the Bank or induces any principal for whom the Bank acts as agent to terminate such agency relation, or engages in any conduct which constitutes unfair competition with the Bank, or if an optionee is removed from any office directorship of the Bank by the Federal Deposit Insurance Corporation or any other regulatory agency or if a director optionee is removed as a director of the Bank pursuant to California Corporations Code Section 302 or Section 304, neither the optionee nor the optionee's estate shall be entitled to exercise any option with respect to any Shares whatsoever after termination of employment or officer or director status, whether or not after termination of employment or officer or director status, the optionee may receive payment from the Bank for vacation pay, for services rendered prior to termination, for services for the day on which termination occurred, for salary in lieu of notice, or for other benefits. In making such determination, the Board of Directors shall act fairly and shall give the

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optionee an opportunity to appear and be heard at a hearing before the full
Board of Directors and present evidence on the optionee's behalf. For the purpose of this paragraph, termination of employment or officer or director status shall be deemed to occur when the Bank dispatches notice or advice to the optionee that the optionee's employment or status as an officer or director is terminated and not at the time of the optionee's receipt thereof.

            (iii) OTHER REASONS: If an optionee's employment or status as an officer or director is terminated for any reason other than those mentioned above under "Death or Disability" and "Cause", the optionee may, with respect to incentive stock options, within three (3) months following such termination, and, with respect to nonstatutory stock options, within three (3) months and one
(1) day following such termination, exercise the option to the extent such option was exercisable by the optionee on the date of termination of the optionee's employment or status as an officer or director, provided the date of exercise is in no event after the expiration of the term of the option.

            (iv) EXTENSION OF GRACE PERIOD:If an optionee's employment or status as an officer or director is terminated for any reason other than those mentioned above under "Death or Disability" and "Cause" and the optionee dies or becomes disabled, with respect to incentive stock options, during the three (3) months following such termination, and, with respect to nonstatutory stock options, within three (3) months and one (1) day following such termination, such optionee or such optionee's qualified representative (in the event of the optionee's mental disability) or the optionee's estate (in the event of the optionee's death) shall have the right for a period of twelve (12) months following the date of such death or disability to exercise the option to the extent the optionee was entitled to exercise such option on the date of the optionee's death

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or disability, provided the actual date of exercise is in no event after the expiration of the term of the option.

      (e)   TRANSFERABILITY OF OPTION. No option shall be transferable other than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee.

      (f) OTHER TERMS AND CONDITIONS. Options may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Board of Directors or the Committee shall deem appropriate. No option, however, nor anything contained in the Plan, shall confer upon any optionee any right to continue in the employ or in the status as an officer of the Bank, nor limit in any way the right of the Bank to terminate an optionee's employment or status as an officer at any time.

      (g) ADJUSTMENT OR CHANGES IN COMMON STOCK. In the event the shares of Common Stock of the Bank, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Bank or of another corporation (whether by reason of reorganization, merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise), or if the number of shares of Common Stock of the Bank shall be increased through the payment of a stock dividend, the Board of Directors shall substitute for or add to each share of Common Stock of the Bank theretofore appropriated or thereafter subject or which may become subject to an option under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of the Bank shall be so changed, or for which each share shall be exchanged, or to which each such share shall be entitled, as the case may be. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or

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portions thereof then unexercised, shall be exercisable, so that any optionee's proportionate interest in the Bank by reason of his or her rights under unexercised portions of such options shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price of the unexercised portion of the option and with a corresponding adjustment in the option price per share.

      In the event of sale, dissolution or liquidation of the Bank or a merger or consolidation in which the Bank is not the surviving or resulting corporation, the Board of Directors may, in its discretion, provide for the assumption by the surviving or resulting corporation of every option outstanding hereunder on its terms and conditions, both as to the number of shares and otherwise; provided, however, that, if the Board of Directors does not provide for such assumption, the Board of Directors shall have the power to cause the termination of every option outstanding hereunder, except that the surviving or resulting corporation may, in its discretion, tender an option or options to purchase its shares on its terms and conditions, both as to the number of shares and otherwise; provided, further, that in all events the optionee shall have the right immediately prior to such sale, dissolution, liquidation, or merger or consolidation in which the Bank is not the surviving or resulting corporation to notification thereof as soon as practicable and, thereafter, to exercise the optionee's option to purchase Shares subject thereto to the extent of any unexercised portion of the option, regardless of the vesting provisions of
Section 4(b) hereof. This right of exercise shall be conditioned upon the execution of a final plan of dissolution or liquidation or a definitive agreement of merger or consolidation.

      In the event of an offer by any person or entity to all shareholders of the Bank to purchase any or all shares of Common Stock of the Bank (or shares of stock or other securities which shall be substituted for such shares or to which such shares shall be adjusted as provided in Section

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4(g) hereof), any optionee under this Plan shall have the right upon the commencement of such offer to exercise the option and purchase shares subject thereto to the extent of any unexercised or unvested portion of such option.

      No right to purchase fractional shares shall result from any adjustment in options pursuant to this Section 4(g). In case of any such adjustment, the shares subject to the option shall be rounded down to the nearest whole share. Notice of any adjustment shall be given by the Bank to each holder of an option which was in fact so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

      To the extent the foregoing adjustments relate to stock or securities of the Bank, such adjustments shall be made by the Board of Directors or the Committee, whose determination in that respect shall be final, binding and conclusive.

      Except as expressly provided in this Section 4(g), an optionee shall have no rights by reason of any of the following events: (1) subdivision or consolidation of shares of stock of any class; (2) payment of any stock dividend; (3) any other increase or decrease in the number of shares of stock of any class; (4) any dissolution, liquidation, merger, consolidation, spin-off of assets or stock of another corporation. Any issue by the Bank of shares of stock of any class, or securities convertible into shares of any class, shall not affect the number or price of shares of Common Stock subject to the option, and no adjustment by reason thereof shall be made.

      The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Bank to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

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      (h)   RIGHTS AS A SHAREHOLDER. The optionee shall have no rights as a shareholder with respect to any Shares until the date of issuance of a stock certificate for such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance, except as provided in Section 4(g) hereof.

      (i) WITHHOLDING. The Bank shall have the right upon the exercise of an option to deduct any sums required to be withheld under federal, state or local tax laws or regulations. The Bank may condition the issuance of Shares upon exercise of any option upon the payment by the optionee of any sums required to be withheld under applicable laws or regulations.

5.    ADMINISTRATION

      The Plan shall be administered by a Stock Option Committee (the "Committee") which shall consist of all members of the Board of Directors of the Bank except those directors who are full-time, salaried, key employees of the Bank. The Bank shall effect the grant of options under the Plan by execution of instruments in writing in a form approved by the Committee. Subject to the express terms and conditions of the Plan and the terms of any option outstanding under the Plan, the Committee shall have full power to construe the Plan and the terms of any option granted under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan or such options and to make all other determinations necessary or advisable for the Plan's administration, including, without limitation, the power to (i) determine which persons meet the requirements of Section 3 hereof for selection as participants of the Plan; (ii) except as provided in Section 4(a) hereof, determine to which of the eligible persons, if any, options shall be granted under the Plan; (iii) establish the terms and conditions required or permitted to be included in every option agreement or any amendments thereto, including whether options to be granted thereunder shall be incentive stock options or non-statutory stock options; (iv) except as provided

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in Section 4(a) hereof, specify the number of shares to be covered by each option; (v) in the event a particular option is to be an incentive stock option, determine and incorporate such terms and provisions, as well as amendments thereto, as shall be required in the judgment of the Committee, so as to provide for or conform such option to any change in any law, regulation, ruling or interpretation applicable thereto; and (vi) make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

6.    EFFECTIVE DATE AND TERMINATION OF PLAN

      (a) The Plan shall become effective only upon adoption by the Board of Directors. The exercise of any options granted pursuant to the Plan shall be conditioned upon approval of the Plan by the holders of a majority of all of the shares of Common Stock of the Bank represented and voting at a meeting of shareholders of the Bank to which the Plan is submitted for approval, by the holders of a majority of the disinterested shares represented and voting at such meeting and upon satisfaction of any other conditions to such exercise as may be imposed by the Superintendent of Banks, State of California.

      (b) Unless the Plan shall have been terminated by action of the Board of Directors prior thereto, it shall terminate ten (10) years after the earlier of its adoption by the Board of Directors or approval by the shareholders. The termination of the Plan shall not alter the maximum term, the vesting provisions or other terms or conditions of any option granted prior to termination of the Plan.

7.    AMENDMENTS

      The Board of Directors of the Bank may from time to time, with the approval of the Superintendent of Banks of the State of California, alter or amend the Plan or alter or amend any

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and all agreements evidencing options granted thereunder; however, in no event may the Bank alter any outstanding option agreement to the detriment of the optionee without his or her consent.

8.    USE OF PROCEEDS

      The proceeds from the sale of Common Stock pursuant to the exercise of options will be used for the Bank's general corporate purposes.

9.    NO OBLIGATION TO EXERCISE OPTION

      The granting of an option hereunder shall impose no obligation upon the optionee to exercise such option.

10.   SECURITIES LAWS

      No shares of Common Stock shall be issued upon the exercise of any option under the Plan unless and until the Bank has complied with any then applicable requirements of statute or regulation applicable to such issuance. The Bank shall diligently endeavor to comply with all applicable securities laws before any options are granted hereunder and before any shares of Common Stock are issued pursuant to the exercise of such options.